Filed Pursuant to Rule 424(b)(2)
Registration No. 333-122925
333-122925-01

                  Prospectus Supplement

(To Prospectus Dated May 3, 2005)

PACERSSM

Premium MAndatory Callable

Equity-Linked SecuRitieS

CITIGROUP FUNDING INC.

3,170,000 PACERS BASED UPON

AMERICAN DEPOSITARY RECEIPTS REPRESENTING H SHARES OF PETROCHINA COMPANY LIMITED

DUE OCTOBER 30, 2008

$10.00 PER PACERS

PAYMENTS DUE FROM CITIGROUP FUNDING INC.

FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

•	The PACERS will mature on October 30, 2008, unless called earlier by us.

•	We will call the PACERS for cash in an amount equal to the sum of $10 and a mandatory call premium if the trading price of American Depositary Receipts of PetroChina Company Limited, or PetroChina ADRs, representing H shares of PetroChina, at the close of trading on any trading day during the three trading-day periods starting on and including October 26, 2006, October 25, 2007 or October 23, 2008 is greater than or equal to the initial ADR price.

•	If we do not call the PACERS, you will receive at maturity for each PACERS either (1) PetroChina ADRs, if the trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $49.88 (approximately 65% of the initial ADR price), or (2) $10 in cash.

•	The PACERS are not principal-protected. At maturity you could receive PetroChina ADRs with a value less than your initial investment in the PACERS.

•	No interest will be paid on the PACERS.

•	The PACERS have been approved for listing on the American Stock Exchange under the symbol “CQP.”

Investing in the PACERS involves a number of risks. See “ Risk Factors Relating to the PACERS” beginning on page S-13.

The PACERS represent obligations of Citigroup Funding only. PetroChina Company Limited is not involved in any way in this offering and has no obligations relating to the PACERS or to holders of the PACERS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PACERS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per PACERS	Total
Public Offering Price	$10.00	$31,700,000
Underwriting Discount	$ 0.275	$ 871,750
Proceeds to Citigroup Funding Inc.	$ 9.725	$30,828,250

The underwriter expects to deliver the PACERS to purchasers on or about October 28, 2005.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Logo of Citigroup

October 25, 2005

SUMMARY

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the PACERS based upon American Depositary Receipts, or ADRs, representing H Shares of PetroChina Company Limited (hereinafter “PetroChina”). You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the PACERS as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the PACERS. You should, in particular, carefully review the section entitled “Risk Factors Relating to the PACERS,” which highlights a number of risks, to determine whether an investment in the PACERS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

Selected Purchase Considerations

•	Mandatory Call Premium – We will call the PACERS and pay you a call price in cash equal to $10 plus a mandatory call premium if at the close of trading on any trading day during the three trading-day periods each year, the price of PetroChina ADRs is greater than or equal to the initial ADR price.

•	Limited Protection Against Loss – If we do not call the PACERS and PetroChina ADRs do not, at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity, decline from their initial price by a predetermined percentage or more, then at maturity you will receive the principal amount of your investment even if the price of PetroChina ADRs at maturity is less than the initial ADR price.

•	Exchange Listing – Although the PACERS are expected to be “buy and hold” investments, they have been approved for listing on a major exchange.

Selected Risk Considerations

An investment in the PACERS involves significant risks. These risks are explained in more detail in the “Risk Factors Relating to the PACERS” section of this prospectus supplement. Some are summarized here.

•	Your Investment in the PACERS May Result in a Loss if the Trading Price of PetroChina ADRs Declines – If at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity the trading price of PetroChina ADRs declines from the initial ADR price by a predetermined percentage or more and we do not call the PACERS, the value of PetroChina ADRs you receive at maturity may be less than your initial investment.

•	Our Ability to Call the PACERS Limits the Appreciation of Your Investment in the PACERS – If we call the PACERS, you will receive a call price in cash equal to $10 plus a mandatory call premium. The opportunity to participate in possible increases in the price of PetroChina ADRs through an investment in the PACERS is limited if we call the PACERS because the return you receive will be limited to the applicable mandatory call premium. Your return on the PACERS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the price of PetroChina ADRs or on a direct investment in PetroChina ADRs.

•	You Will Have No Rights Against PetroChina Prior to Receiving Any PetroChina ADRs at Maturity – You will have no rights against PetroChina unless and until you receive PetroChina ADRs at maturity, if applicable, even though the market value of the PACERS and the maturity payment depend primarily on the price of PetroChina ADRs. PetroChina is not involved in any way in this offering and has no obligations relating to the PACERS. In addition, you will have no voting rights and will receive no dividends with respect to PetroChina ADRs unless and until you receive PetroChina ADRs at maturity, if applicable.

•	You May Not Be Able to Sell Your PACERS if an Active Trading Market for the PACERS Does Not Develop – The PACERS will be listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the PACERS. Although Citigroup Global Markets Inc. intends to make a market in the PACERS, it is not obligated to do so.

•	The Price at Which You Will Be Able to Sell Your PACERS Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest – Due to changes in the price of and the dividend yield on PetroChina ADRs, interest rates, the earnings performance of PetroChina, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the PACERS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your PACERS prior to maturity.

SUMMARY INFORMATION — Q&A

What Are the PACERS?

The PACERS pay an amount at maturity that, if we do not call the PACERS, will depend on whether the trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $49.88 (approximately 65% of the initial ADR price). If we do not call the PACERS and the trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $49.88 (approximately 65% of the initial ADR price), then the value of your maturity payment will be directly linked to the price of PetroChina ADRs at maturity and may be less than the amount of your initial investment.

The PACERS are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The PACERS mature on October 30, 2008, are callable by us annually beginning on October 26, 2006 and do not provide for earlier redemption by you. We will make the payment associated with any call of the PACERS on the earlier of at least ten business days after such call or the maturity date.

Each PACERS represents a principal amount of $10. You may transfer the PACERS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PACERS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the PACERS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the PACERS through the accounts that these systems maintain with DTC. You should refer to the section “Description of the PACERS — Book-Entry System” in this prospectus supplement and the section “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the PACERS?

We will not make any periodic payments of interest on the PACERS or any other payments on the PACERS until maturity, unless we call the PACERS as described in more detail below.

What Will I Receive if Citigroup Funding Calls the PACERS?

We will call the PACERS, in whole, but not in part, if the trading price of PetroChina ADRs at the close of trading on any trading day during the three trading-day periods starting on and including October 26, 2006, October 25, 2007 or October 23, 2008 is greater than or equal to the initial ADR price. We refer to the three trading days each year as a call determination period, and we refer to the trading day on which we call the PACERS, if any, as the call date. If we call the PACERS, you will receive for each PACERS a call price in cash equal to the sum of $10 and a mandatory call premium. The mandatory call premium will equal $1.45 if the PACERS are called during the call determination period beginning on October 26, 2006; $2.90 if the PACERS are called during the call determination period beginning on October 25, 2007; and $4.35 if the PACERS are called during the call determination period beginning on October 23, 2008.

If we call the PACERS during the call determination period beginning on October 26, 2006 or October 25 2007, we will provide notice of a call, including the exact call payment date, within one business day after the call date, and the call payment date will be at least ten business days, but not more than 60 days, after the call date. If we call the PACERS during the call determination period beginning on October 23, 2008, we will not provide notice of a call but will pay the call price to you at maturity.

The opportunity to participate in possible increases in the price of PetroChina ADRs through an investment in the PACERS is limited if we call the PACERS because the return you receive will be limited to the amount of the applicable mandatory call premium.

What Will I Receive at Maturity of the PACERS?

If we call the PACERS during the call determination period beginning on October 23, 2008, at maturity you will receive for each PACERS you hold a call price in cash equal to $14.35, the sum of $10 and the applicable mandatory call premium.

If we do not call the PACERS, at maturity you will receive for each PACERS you hold the maturity payment. The maturity payment for each PACERS will equal either:

•	a number of PetroChina ADRs equal to the exchange ratio, if the trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $49.88 (approximately 65% of the initial ADR price) (any fractional ADRs will be paid in cash), or

•	$10 in cash.

As a result, if we do not call the PACERS and the trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 65% of the initial ADR price, the value of PetroChina ADRs you receive at maturity for each PACERS may be less than the price paid for each PACERS, and could be zero.

The initial ADR price equals $76.74, the closing price of PetroChina ADRs on October 25, 2005.

The exchange ratio equals 0.13031, $10 divided by the initial ADR price (subject to the dilution adjustments described under “Description of the PACERS—Dilution Adjustments” in this prospectus supplement).

A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the PetroChina ADRs or H shares on any exchange or market, or (2) any options contracts or futures contracts relating to the PetroChina ADRs or H shares, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A trading day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or (in the case of a security principally traded on one or more non-U.S. securities exchanges or markets) on the principal non-U.S. securities exchange or market for such security.

The trading price of PetroChina ADRs (or any other security for which a trading price must be determined) on any date of determination will be (1) if the ADRs are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the ADRs are listed or admitted to trading, (2) if the ADRs are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ADRs are listed or admitted to trading on such exchange), and the ADRs are quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the ADRs are not quoted on the Nasdaq on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ADRs are quoted on the Nasdaq), the last quoted bid price for the ADRs in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the security for which a trading price must be determined is principally traded on one or more non-U.S. securities exchanges or markets, then the trading price will be the closing sale price, last reported sales price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the trading price by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no sale price is available pursuant to clauses (1), (2) or (3) above or the proviso above or if there is a market disruption event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the ADRs obtained from as many dealers in such ADRs (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If the PetroChina ADR program is terminated, the trading price will be calculated by substituting H shares for the ADRs based on the relevant ratio of H shares to PetroChina ADR.

Call Prices and Maturity Payment — Hypothetical Examples

The eight examples of hypothetical call price calculations and the two examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

•	Pricing date: October 25, 2005
•	Issue date: October 28, 2005
•	Issue price: $10.00 per PACERS
•	Initial ADR price: $76.74 per ADR
•	Mandatory call premium: 14.5% fixed return per year
•	Exchange ratio: 0.13031 PetroChina ADRs per PACERS
•	Stock payment trigger: At maturity, whether investors receive PetroChina ADRs or their initial investment depends on whether the price of PetroChina ADRs has declined by 35% or more at the close of trading on any trading day during the term of the PACERS.

Example 1:

The trading price of PetroChina ADRs at the close of trading on any day of the call determination period beginning on October 26, 2006 is equal to the initial ADR price. The PACERS will be called.

Initial ADR price: $76.74 per ADR

Hypothetical closing price on October 26, 2006: $76.74 per ADR

Mandatory call premium: $1.45

Call price: $11.45 ($10.00 plus the applicable mandatory call premium) per PACERS

Example 2:

The trading price of PetroChina ADRs at the close of trading on any day of the call determination period beginning on October 26, 2006 is greater than the initial ADR price. The PACERS will be called. Although the trading price of PetroChina ADRs increased by more than 14.5%, the return on the PACERS is limited to the applicable mandatory call premium of 14.5%.

Initial ADR price: $76.74 per ADR

Hypothetical closing price on October 26, 2006: $95.93 per ADR

Mandatory call premium: $1.45

Call price: $11.45 ($10.00 plus the applicable mandatory call premium) per PACERS

Example 3:

The trading price of PetroChina ADRs at the close of trading on all three days of the call determination period beginning on October 26, 2006 is less than the initial ADR price. The PACERS will not be called.

Initial ADR price: $76.74 per ADR

Hypothetical closing price on October 26, 2006: $69.07 per ADR

Mandatory call premium: Not Applicable

Call price: Not Applicable

Example 4:

The trading price of PetroChina ADRs at the close of trading on any day of the call determination period beginning on October 25, 2007 is equal to the initial ADR price. The PACERS will be called.

Initial ADR price: $76.74 per ADR

Hypothetical closing price on October 25, 2007: $76.74 per ADR

Mandatory call premium: $2.90

Call price: $12.90 ($10.00 plus the applicable mandatory call premium) per PACERS

Example 5:

The trading price of PetroChina ADRs at the close of trading on any day of the call determination period beginning on October 25, 2007 is greater than the initial ADR price. The PACERS will be called. Although the trading price of PetroChina ADRs increased by more than 29.0%, the return on the PACERS is limited to the applicable mandatory call premium of 29.0%.

Initial ADR price: $76.74 per ADR

Hypothetical closing price on October 25, 2007: $107.44 per ADR

Mandatory call premium: $2.90

Call price: $12.90 ($10.00 plus the applicable mandatory call premium) per PACERS

Example 6:

The trading price of PetroChina ADRs at the close of trading on all three days of the call determination period beginning on October 25, 2007 is less than the initial ADR price. The PACERS will not be called.

Initial ADR price: $76.74 per ADR

Hypothetical closing price on October 25, 2007: $65.23 per share

Mandatory call premium: Not Applicable

Call price: Not Applicable

Example 7:

The trading price of PetroChina ADRs at the close of trading on any day of the call determination period beginning on October 23, 2008 is equal to the initial ADR price. The PACERS will be called.

Initial ADR price: $76.74 per ADR

Hypothetical closing price on October 23 2008: $76.74 per ADR

Mandatory call premium: $4.35

Call price: $14.35 ($10.00 plus the applicable mandatory call premium) per PACERS

Example 8:

The trading price of PetroChina ADRs at the close of trading on any day of the call determination period beginning on October 23, 2008 is greater than the initial ADR price. The PACERS will be called. Although the trading price of PetroChina ADRs increased by more than 43.5%, the return on the PACERS is limited to the applicable mandatory call premium of 43.5%.

Initial ADR price: $76.74 per ADR

Hypothetical closing price on October 23, 2008: $118.95 per ADR

Mandatory call premium: $4.35

Call price: $14.35 ($10.00 plus the applicable mandatory call premium) per PACERS

Example 9:

The PACERS have not been called, and the lowest trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is not less than or equal to 65% of the initial ADR price, and the closing price of PetroChina ADRs on the third trading day before maturity is less than the initial ADR price.

Initial ADR price: $76.74 per ADR

Hypothetical lowest trading price: $59.86 per ADR

Hypothetical closing price on October 23, 2008: $69.07 per ADR

Maturity payment: $10.00 per PACERS

Example 10:

The PACERS have not been called, and the lowest trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to 65% of the initial ADR price, and the closing price of PetroChina ADRs on the third trading day before maturity is less than the initial ADR price.

Initial ADR price: $76.74 per ADR

Hypothetical lowest trading price:

$57.56 per ADR

Hypothetical closing price on October 23, 2008: $66.90 per ADR

Exchange ratio: 0.13031

Maturity payment: 0.13031 PetroChina ADRs (the exchange ratio) per PACERS having a market value at maturity of $8.72

How Have PetroChina ADRs Performed Historically?

We have provided a table showing the high and low sale prices for PetroChina ADRs and the dividends paid on such ADRs for each quarter since the second quarter of 2000. You can find this table in the section “Historical Data on PetroChina ADRs” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of PetroChina ADRs in recent years. However, past performance is not necessarily indicative of how PetroChina ADRs will perform in the future. You should also refer to the section “Risk Factors Relating to the PACERS — You Will Have No Rights Against PetroChina Prior to Receiving Any PetroChina ADRs at Maturity” in this prospectus supplement.

What Are the United States Federal Income Tax Consequences of Investing in the PACERS?

In purchasing a PACERS, you agree with Citigroup Funding that you and Citigroup Funding intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, PetroChina ADRs. Under such treatment, if Citigroup Funding delivers PetroChina ADRs at maturity, a U.S. Holder generally will recognize no gain or loss on the purchase of the PetroChina ADRs by application of the monies received by Citigroup Funding in respect of the PACERS. Upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and the U.S. Holder’s tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the PACERS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

Will the PACERS Be Listed on a Stock Exchange?

The PACERS have been approved for listing on the American Stock Exchange under the symbol “CQP,” subject to official notice of issuance. You should be aware that the listing of the PACERS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the PACERS.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

Citigroup’s consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the six months ended June 30, 2005 and each of the five most recent fiscal years are as follows:

	Six Months Ended June 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of income to fixed charges (excluding interest on deposits)	2.44x	2.65x	3.42x	2.52x	1.93x	1.76x
Ratio of income to fixed charges (including interest on deposits)	1.91x	2.01x	2.43x	1.90x	1.59x	1.49x
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.43x	2.63x	3.39x	2.50x	1.92x	1.75x
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.91x	2.00x	2.41x	1.89x	1.58x	1.48x

What Is the Role of Citigroup Funding’s and Citigroup’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the PACERS and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell PACERS to create a secondary market for holders of the PACERS, and may engage in other activities described in the section “Underwriting” in this prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the PACERS. Potential conflicts of interest may exist between Citigroup Global Markets Inc. and you as holder of the PACERS.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the PACERS through one or more of our affiliates. This hedging activity will likely involve trading in PetroChina ADRs or H shares or in other instruments, such as options or swaps, based upon PetroChina ADRs or H shares. This hedging activity could affect the market price of PetroChina ADRs or H shares and therefore the market value of the PACERS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your PACERS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the PACERS declines. You should refer to “Risk Factors Relating to the PACERS — Citigroup Funding’s Hedging Activity Could Result in a Conflict of

Interest” and “— The Price at Which You Will Be Able to Sell Your PACERS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the PACERS?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws (“ERISA-Type Plans”) will not be permitted to purchase or hold the PACERS. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the PACERS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the PACERS.

Are There Any Risks Associated with My Investment in the PACERS?

Yes, the PACERS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the PACERS” in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by Citigroup with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2004; (ii) Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosures); (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April 15, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7, 2005, June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June 29, 2005, June 30, 2005, July 1, 2005, July 14, 2005, July 18, 2005, July 19, 2005, July 28, 2005, August 1, 2005, August 3, 2005, August 22, 2005, August 25, 2005, August 26, 2005, August 30, 2005, September 14, 2005, September 20, 2005, September 28, 2005, September 29, 2005, September 30, 2005, October 7, 2005, October 17, 2005, October 20, 2005 and October 25, 2005.

You should refer to “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the worldwide web on the internet at http://www.sec.gov.

RISK FACTORS RELATING TO THE PACERS

Because the terms of the PACERS differ from those of conventional debt securities in that the maturity payment will be based on the trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity and may be made in shares of PetroChina ADRs, unless the PACERS are called by us, an investment in the PACERS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of PetroChina ADRs and other events that are difficult to predict and beyond our control.

Your Investment in the PACERS May Result in a Loss if the Trading Price of PetroChina ADRs Declines

If we do not call the PACERS, the amount of the maturity payment will depend on the trading price of PetroChina ADRs at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity. If at the close of trading on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity the trading price of PetroChina ADRs is less than or equal to $49.88 (approximately 65% of the initial ADR price), and we do not call the PACERS, the value of the PetroChina ADRs you receive at maturity may be less than the price paid for each PACERS, and could be zero, in which case your investment in the PACERS will result in a loss. If we do not call the PACERS, this will be true even if the trading price of PetroChina ADRs exceeds the initial ADR price at one or more times after the date of this prospectus supplement up to and including the third trading day before maturity but is less than or equal to approximately 65% of the initial ADR price at the close of trading on any trading day during this period.

The PACERS Have a Mandatory Call Feature Which Limits the Potential Appreciation of Your Investment

We will call the PACERS if the trading price of PetroChina ADRs at the close of trading on any day during the three call determination periods beginning on October 26, 2006, October 25, 2007 or October 23, 2008 is greater than or equal to the initial ADR price of $76.74. If we call the PACERS, you will receive a call price in cash equal to $10 plus a mandatory call premium. The opportunity to participate in possible increases in the price of PetroChina ADRs through an investment in the PACERS is limited because the return you receive if we call the PACERS will be limited to the amount of the applicable mandatory call premium. Therefore, your return on the PACERS may be less than your return on a similar security that was directly linked to PetroChina ADRs and allowed you to participate more fully in the appreciation of the price of PetroChina ADRs or on a direct investment in PetroChina ADRs.

The Yield on the PACERS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The PACERS do not pay any interest. As a result, if we do not call the PACERS, the effective yield on the PACERS will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your PACERS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your PACERS in the secondary market will be affected by the supply of and demand for the PACERS, the value of PetroChina ADRs and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the PACERS of a change in a specific factor, assuming all other conditions remain constant.

PetroChina ADRs Price.    We expect that the market value of the PACERS will depend substantially on the amount, if any, by which the price of PetroChina ADRs changes from the initial ADR price of $76.74. However, changes in the price of PetroChina ADRs may not always be reflected, in full or in part, in the market value of the PACERS. If you choose to sell your PACERS when the price of PetroChina ADRs exceeds the initial ADR price, you may receive substantially less than the amount that would be payable at maturity or if the PACERS are called based on that price because of expectations that the price of PetroChina ADRs will continue to fluctuate from that time to the time the call is exercised or to maturity. In addition, significant increases in the value of PetroChina ADRs are not likely to be reflected in the trading price of the PACERS because we will call the PACERS on the earliest of any of the three call determination periods beginning on October 26, 2006, October 25, 2007 or October 23, 2008 for a call premium of 14.5%, 29% and 43.5%, respectively, if the trading price of PetroChina ADRs at the close of trading on any trading day during the call determination periods is greater than or equal to the initial ADR price. If you choose to sell your PACERS when the price of PetroChina ADRs is below the initial ADR price, you may receive less than the amount you originally invested.

The value of PetroChina ADRs will be influenced by PetroChina’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which PetroChina is a part. Citigroup Funding’s hedging activities in PetroChina ADRs and H shares, the issuance of securities similar to the PACERS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of PetroChina ADRs.

Volatility of PetroChina ADRs.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of PetroChina ADRs changes during the term of the PACERS, the market value of the PACERS may decrease.

Mandatory Call Feature.    The possibility that the PACERS may be called during the call determination period each year is likely to limit their value. We believe that if the PACERS did not include a mandatory call feature, their value could be significantly different.

Events Involving PetroChina.    General economic conditions and earnings results of PetroChina and real or anticipated changes in those conditions or results may affect the market value of the PACERS. In addition, if the dividend yield on PetroChina ADRs increases, we expect that the value of the PACERS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on PetroChina ADRs decreases, we expect that the value of the PACERS may increase.

Interest Rates.    We expect that the market value of the PACERS will be affected by changes in U.S. interest rates and in the interest rates of the country in which PetroChina’s H Shares trade. In general, if these interest rates increase, the market value of the PACERS may decrease, and if these interest rates decrease, the market value of the PACERS may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the PACERS may trade at a value above or below that which would be expected based on the level of interest rates and the value of PetroChina ADRs the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of PetroChina ADRs during the period prior to the maturity of the PACERS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the PACERS.

Hedging Activities.    Hedging activities in PetroChina ADRs by us or one or more of our affiliates will likely involve trading in PetroChina ADRs or H shares or in other instruments, such as options or swaps, based upon PetroChina ADRs or H shares. This hedging activity could affect the market price of PetroChina ADRs and therefore the market value of the PACERS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the PACERS declines.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the PACERS.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the PACERS attributable to another factor, such as an increase in the value of PetroChina ADRs.

In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the PACERS of a given change in most of the factors listed above will be less if it occurs later in the term of the PACERS than if it occurs earlier in the term of the PACERS.

The Value of PetroChina ADRs May Not Completely Track the Value of the H Shares

Although the trading characteristics and valuations of PetroChina ADRs will usually mirror the characteristics and valuations of the underlying H shares represented by the ADRs, the value of PetroChina ADRs may not completely track the value of the H shares. Active trading volume and efficient pricing on the Hong Kong Stock Exchange for the H shares will usually, but not necessarily, indicate similar characteristics in respect of PetroChina ADRs. Because of the size of the offering of the H shares in ADR form outside China and/or other factors that have limited or increased the float of certain ADRs, the liquidity of PetroChina ADRs may be less than or greater than that of the underlying H shares. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market values for PetroChina ADRs than for its H shares. Since holders of PetroChina ADRs may surrender the ADRs in order to take delivery of and trade the underlying H shares, a characteristic that allows investors in ADRs to take advantage of price differentials between different markets, a market for the underlying shares that is not liquid will generally result in an illiquid market for the ADRs representing such underlying shares.

The prices of PetroChina ADRs are quoted in U.S. dollars. Thus, the starting values and ending values of PetroChina ADRs will be expressed in U.S. dollars and the maturity payment on the PACERS will be made in U.S. dollars. However, you should be aware that a depreciation of the value of the currencies in which the H shares are traded versus the U.S. dollar may reduce the trading price of PetroChina ADRs (and thus the trading price of and the maturity payment on the PACERS).

The Trading Price of PetroChina ADRs and the PACERS Will Be Affected by Conditions in the Chinese Securities Markets

Although the market price of PetroChina ADRs is not directly tied to the trading price of the H shares in China, the trading price of PetroChina ADRs is expected generally to track the U.S. dollar value of the Hong Kong dollar trading price of the H shares on the Hong Kong Stock Exchange. This means that the trading value of PetroChina ADRs is expected to be affected by the U.S. dollar/Hong Kong dollar exchange rate and by factors affecting the Hong Kong Stock Exchange.

Investments in securities linked to the value of Chinese equity securities involve certain risks. The Chinese securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Chinese companies than about U.S. companies, and Chinese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices in China are subject to political, economic, financial and social factors that apply in China. These factors, which could negatively affect the Chinese securities markets, include the possibility of recent or future changes in local or China-wide economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Chinese equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Chinese economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

A liquid trading market for the H shares may not continue or expand. A limited trading market may impair the ability of a PetroChina ADR holder to sell the H shares obtained upon withdrawal of such shares from the ADR facility in the amount and at the price and time such holder desires, and could increase the volatility of the price of PetroChina ADRs.

The Historical Performance of PetroChina ADRs Is Not an Indication of the Future Performance of PetroChina ADRs

The historical performance of PetroChina ADRs, which is included in this prospectus supplement, should not be taken as an indication of the future performance of PetroChina ADRs during the term of the PACERS. Changes in the value of PetroChina ADRs will affect the trading price of the PACERS, but it is impossible to predict whether the value of PetroChina ADRs will rise or fall.

You Will Have No Rights Against PetroChina Prior to Receiving Any PetroChina ADRs at Maturity

You will have no rights against PetroChina prior to receiving any shares of PetroChina ADRs at maturity, even though:

•	you will receive PetroChina ADRs at maturity under some circumstances; and

•	the market value of the PACERS is expected to depend primarily on the price of PetroChina ADRs.

PetroChina is not in any way involved in this offering and has no obligations relating to the PACERS or to holders of the PACERS. In addition, you will have no voting rights and will receive no dividends with respect to PetroChina ADRs unless and until you receive shares of PetroChina ADRs at maturity, if applicable.

PetroChina is currently subject to SEC reporting requirements, and distributes reports and other information to its investors. In the event that PetroChina ceases to be subject to these reporting requirements, pricing information for the PACERS may be more difficult to obtain and the value, trading price and liquidity of PetroChina ADRs and the PACERS may be reduced.

The Maturity Payment May Be Reduced Under Some Circumstances if PetroChina ADRs Are Diluted Because the Maturity Payment Will Not Be Adjusted for All Events that Dilute PetroChina ADRs

The maturity payment is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of PetroChina that modify its capital structure and a number of other transactions involving PetroChina, as well as for the liquidation, dissolution or winding up of PetroChina. You should refer to the section “Description of the PACERS — Dilution Adjustments” in this prospectus supplement. The maturity payment will not be adjusted for other events that may adversely affect the price of PetroChina ADRs, such as offerings of additional capital stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment to the price of PetroChina ADRs, these other events may reduce the maturity payment on the PACERS.

You May Not Be Able to Sell Your PACERS if an Active Trading Market for the PACERS Does Not Develop

There is currently no secondary market for the PACERS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the PACERS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the PACERS. If the secondary market for the PACERS is limited, there may be few buyers should you choose to sell your PACERS prior to maturity.

The Market Value of the PACERS May Be Affected by Purchases and Sales of PetroChina ADRs or Derivative Instruments Related to PetroChina ADRs by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell PetroChina ADRs or H shares or derivative instruments relating to PetroChina ADRs or H shares for their own accounts in connection with their normal business practices. These transactions could affect the price of PetroChina ADRs and therefore the market value of the PACERS.

Citigroup Global Markets Inc., an Affiliate of Citigroup Funding and Citigroup, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets Inc., which is acting as the calculation agent for the PACERS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.’s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the PACERS through one or more of our affiliates. This hedging activity will likely involve trading in PetroChina ADRs or H shares or in other instruments, such as options or swaps, based upon PetroChina ADRs or H shares. This hedging activity may present a conflict between your interest in the PACERS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of PetroChina ADRs and therefore the market value of the PACERS. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your PACERS in the secondary market. Since hedging our obligation under the PACERS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the PACERS declines.

The United States Federal Income Tax Consequences of the PACERS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the PACERS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this prospectus supplement.

DESCRIPTION OF THE PACERS

The following description of the particular terms of the PACERS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following summary of the PACERS is qualified in its entirety by reference to the senior debt indenture referred to in the accompanying prospectus.

General

The Premium MAndatory Callable Equity-Linked SecuRitieS (PACERSSM) based upon the American Depositary Receipts representing H Shares of PetroChina Company Limited (the “PACERS”) pay an amount at maturity that, if we do not call the PACERS, will depend on whether the Trading Price of PetroChina ADRs at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $49.88 (approximately 65% of the Initial ADR Price). If we do not call the PACERS and the Trading Price of PetroChina ADRs at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $49.88 (approximately 65% of the Initial ADR Price), then the value of your Maturity Payment will be directly linked to the price of PetroChina ADRs at maturity and may be less than the amount of your initial investment.

The PACERS are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of PACERS issued will be $31,700,000 (3,170,000 PACERS). The PACERS will mature on October 30, 2008, unless called earlier by us. The PACERS will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The PACERS will be issued only in fully registered form and in denominations of $10 per PACERS and integral multiples thereof.

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the PACERS and of the senior debt indenture under which the PACERS will be issued.

Interest

We will not make any periodic payments of interest on the PACERS, or any other payments until maturity, unless we call the PACERS as described below.

Mandatory Call Feature

We will call the PACERS, in whole, but not in part, if the Trading Price of PetroChina ADRs at the close of trading on any Trading Day during the three Trading-Day periods starting on and including October 26, 2006, October 25, 2007 or October 23, 2008 is greater than or equal to the Initial ADR Price of $76.74. We refer to the three Trading Days each year as a Call Determination Period, and we refer to the Trading Day within a Call Determination Period on which we call the PACERS, if any, as the Call Date. If we call the PACERS, you will receive for each PACERS a Call Price in cash equal to the sum of $10 and a Mandatory Call Premium. The Mandatory Call Premium will equal $1.45 if the PACERS are called during the Call Determination Period beginning on October 26, 2006; $2.90 if the PACERS are called during the Call Determination Period beginning on October 25, 2007; and $4.35 if the PACERS are called during the Call Determination Period beginning on October 23, 2008.

If we call the PACERS during the Call Determination Period beginning on October 26, 2006 or October 25, 2007, we will provide notice of a call, including the exact call payment date, within one business day after the

Call Date, and the call payment date will be at least ten business days, but not more than 60 days after the Call Date. If we call the PACERS during the Call Determination Period beginning on October 23, 2008, we will not provide notice of a call but will pay the Call Price to you at maturity.

The opportunity to participate in possible increases in the price of PetroChina ADRs through an investment in the PACERS is limited if we call the PACERS because the amount you receive will be limited to the Call Price.

So long as the PACERS are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the PACERS are no longer represented by global securities or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Redemption at the Option of the Holder; Defeasance

The PACERS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Payment at Maturity

If we call the PACERS during the Call Determination Period beginning on October 23, 2008, at maturity you will receive for each PACERS you hold a Call Price in cash equal to $14.35, the sum of $10 and the applicable Mandatory Call Premium. If we do not call the PACERS, they will mature on October 30, 2008. At maturity, you will receive for each PACERS the Maturity Payment described below.

Determination of the Maturity Payment

The Maturity Payment for each $10 principal amount of PACERS will equal either:

•	a number of PetroChina ADRs equal to the Exchange Ratio, if the Trading Price of PetroChina ADRs at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $49.88 (approximately 65% of the Initial ADR Price) (any fractional ADRs will be paid in cash), which price we refer to as the “Downside Trigger Price,” or

•	$10 in cash.

As a result, if we do not call the PACERS and the Trading Price of PetroChina ADRs at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to approximately 65% of the Initial ADR Price, the value of PetroChina ADRs you receive at maturity for each PACERS may be less than the price paid for each PACERS, and could be zero.

In lieu of any fractional PetroChina ADRs otherwise payable in respect of any PACERS, at maturity you will receive an amount in cash equal to the value of such fractional ADRs. The number of full PetroChina ADRs, and any cash in lieu of a fractional PetroChina ADR, to be delivered at maturity to each holder will be calculated based on the aggregate number of PACERS held by each holder.

The “Initial ADR Price” equals $76.74, the closing price of PetroChina ADRs on October 25, 2005.

The “Exchange Ratio” equals 0.13031, $10 divided by the Initial ADR Price (subject to the dilution adjustments described under “— Dilution Adjustments” in this prospectus supplement).

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) PetroChina ADRs or H shares on any exchange or market, or (2) any options contracts or futures contracts relating to PetroChina ADRs or H shares, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or (in the case of a security principally traded on one or more non-U.S. securities exchanges or markets) on the principal non-U.S. securities exchange or market for such security.

The “Trading Price” of PetroChina ADRs (or any other security for which a trading price must be determined) on any date of determination will be (1) if the ADRs are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the ADRs are listed or admitted to trading, (2) if the ADRs are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ADRs are listed or admitted to trading on such exchange), and the ADRs are quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the ADRs are not quoted on the Nasdaq on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the ADRs are quoted on the Nasdaq), the last quoted bid price for the ADRs in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization, provided that, if the security for which a trading price must be determined is principally traded on one or more non-U.S. securities exchanges or markets, then the Trading Price will be the closing sale price, last reported sales price or last quoted bid price, as the case may be, reported on that date on the principal non-U.S. securities exchange or market, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no sale price is available pursuant to clauses (1), (2) or (3) above or the proviso above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the ADRs obtained from as many dealers in such ADRs (which may include Citigroup Global Markets Inc. or any of our other affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If the PetroChina ADR program is terminated, the Trading Price will be calculated by substituting H shares for the ADRs based on the relevant ratio of H shares to PetroChina ADR. Upon the occurrence of certain events described under “—Dilution Adjustments” below, the Trading Price will be calculated by substituting the relevant security for the ADRs.

Dilution Adjustments

The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the Maturity Payment to be paid by Citigroup Funding to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If PetroChina, after the closing date of the offering of the PACERS,

(1) pays a stock dividend or makes a distribution with respect to its H shares in such shares,

(2) subdivides or splits the outstanding H shares into a greater number of shares,

(3) combines the outstanding H shares into a smaller number of shares, or

(4) issues by reclassification of its H shares any shares of other capital stock of PetroChina,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of H shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other capital stock of PetroChina, and the denominator of which will be the number of H shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no H share is outstanding, the Exchange Ratio will be determined by reference to the number of shares of other capital stock of PetroChina issued in the reclassification. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If PetroChina, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its H shares entitling them to subscribe for or purchase its H shares at a price per share less than the Then-Current Market Price of its H shares, other than rights to purchase its H shares pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of its H shares outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional H shares offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of its H shares outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional H shares which the aggregate offering price of the total number of H shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of H shares, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the H shares offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of H shares actually delivered. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If PetroChina, after the closing date, declares or pays a dividend or makes a distribution to all holders of its H shares of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its H shares, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its H shares rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one H share, and the denominator of which will be the Then-Current Market Price of one H share less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one H share. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of its H shares consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of PetroChina ADRs on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one PetroChina ADR and, to the extent holders of PACERS would otherwise be entitled to receive PetroChina ADRs at maturity, then, the holders of the PACERS will be entitled to receive an amount of cash equal to the Exchange Ratio multiplied by such fair market value.

If PetroChina, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional H shares and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its H shares, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of its H shares, and the denominator of which will be the Then-Current Market Price of its H shares on the record date less the amount of the distribution applicable to one H share which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of H shares outstanding on the record date. The Initial ADR Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of the H shares, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the H shares in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by PetroChina with respect to one H share acquired in a tender offer or exchange offer by PetroChina over (y) the Then-Current Market Price of the H shares.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of PetroChina ADRs on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the sum of the amount of cash plus the fair market value of such other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the H shares in such a tender offer or exchange offer applicable to one PetroChina ADR and, to the extent holders of PACERS would otherwise be entitled to receive PetroChina ADRs at maturity, then, the holders of the PACERS will be entitled to receive an amount of cash equal to the Exchange Ratio multiplied by such sum.

If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial ADR Price and the Downside Trigger Price. The required adjustment will be made by dividing the Initial ADR Price or the Downside Trigger Price, as the case may be, by the relevant dilution adjustment.

If PetroChina, after the closing date, issues or makes a distribution to all holders of its H shares of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and to the extent holders of PACERS would otherwise be entitled to receive PetroChina ADRs at maturity, then, in each of these cases, each holder of the PACERS will receive at maturity for each PACERS a combination of PetroChina ADRs equal to the Exchange Ratio and a number of shares of such PetroChina subsidiaries’ capital stock equal to the Exchange Ratio times (x) the number of H shares represented by each PetroChina ADR and (y) the number of shares of such subsidiaries’ capital stock distributed per H share. Following the record date for an event described in this paragraph, the Trading Price of PetroChina ADRs will for all purposes be deemed to equal the Trading Price of PetroChina ADRs, plus the price per share of such subsidiaries’ capital stock times (x) the number of H shares represented by each PetroChina ADR and (y) the number of shares of such subsidiaries’ capital stock distributed per H share. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “— Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “— Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the H shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by PetroChina,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•	in the case of any Excess Purchase Payment for which PetroChina announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by PetroChina, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial ADR Price, the Exchange Ratio and the Downside Trigger Price will be further adjusted to the Initial ADR Price, the Exchange Ratio and the Downside Trigger Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the new Exchange Ratio provided for below.

The “Then-Current Market Price” of the H shares, for the purpose of applying any dilution adjustment, means the average Trading Price per H share for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Trading Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Trading Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Ex-Date” with respect to any dividend, distribution or issuance is the first date on which the H shares trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events:”

•	any consolidation or merger of PetroChina, or any surviving entity or subsequent surviving entity of PetroChina, with or into another entity, other than a merger or consolidation in which PetroChina is the continuing corporation and in which its H shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of PetroChina or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of PetroChina or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of securities of PetroChina or any successor of PetroChina with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of PetroChina or any successor of PetroChina,

the Trading Price of PetroChina ADRs thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the number of H shares represented by each PetroChina ADR times the sum of:

(1) for any cash received in a Reorganization Event, the amount of cash received per H share,

(2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received for each H share, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Trading Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each H share.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to the H shares. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the H shares have been subject to a Reorganization Event and to the extent holders of PACERS would otherwise be entitled to receive PetroChina ADRs at maturity, then, each holder of PACERS will have the right to receive per $10 principal amount of PACERS (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of Transaction Value above and (ii) the number of Marketable Securities received for each H share in the Reorganization Event multiplied by (x) the number of H shares represented by each PetroChina ADR and (y) the Exchange Ratio.

The adjustments described herein assume that each PetroChina ADR will continue to represent, directly or indirectly, 100 H shares. If the number of H shares represented by an ADR changes, whether in conjunction with one of the forgoing adjustment events or otherwise, or if any of the events described above occurs with respect to the PetroChina ADRs and not with respect to or with proportional effect on H shares, then the calculation agent will effect the applicable dilution adjustments based on the Trading Price and the outstanding number of PetroChina ADRs.

For the purpose of the adjustments descried herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any PACERS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the PACERS will be determined by the calculation agent and will equal, for each PACERS, the Call Price or Maturity Payment, as applicable, calculated as though the Call Date or maturity of the PACERS were the date of early repayment. See “— Mandatory Call Feature” and “— Determination of the Maturity Payment” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the claim of a beneficial owner of a PACERS against the entity that becomes subject to a bankruptcy proceeding will be capped at the Call Price, the Maturity Payment or cash equivalent of the Maturity Payment, as applicable, calculated as though the Call Date or maturity of the PACERS were the date of the commencement of the proceeding.

In case of default in payment at maturity of the PACERS, the PACERS shall bear interest, payable upon demand of the beneficial owners of the PACERS in accordance with the terms of the PACERS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.28% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Book-Entry System

Upon issuance, all PACERS will be represented by one or more fully registered global securities (the “Global Securities”). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for PACERS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the PACERS through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the Global Securities is set forth in the section “Book-Entry Procedures and Settlement” in the accompanying prospectus. DTC has confirmed that it intends to follow such procedures.

Same-Day Settlement and Payment

Settlement for the PACERS will be made by Citigroup Global Markets Inc. in same-day funds. All Maturity Payments payable in cash and all cash payments upon call of the PACERS will be paid by Citigroup Funding in same-day funds so long as the PACERS are maintained in book-entry form.

Calculation Agent

The calculation agent for the PACERS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the PACERS. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the PACERS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the PACERS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

PETROCHINA COMPANY LIMITED

According to publicly available documents, PetroChina Company Limited is an integrated oil and gas company organized under the laws of the People’s Republic of China. PetroChina engages in the exploration, development, production, and distribution of crude oil and natural gas in China. PetroChina is currently subject to the information requirements of the Securities Exchange Act. Accordingly, PetroChina files reports (including its Annual Report on Form 20-F for the fiscal year ended December 31, 2004) and other information with the SEC. PetroChina’s registration statements, reports and other information may be inspected and copied at the SEC at the location listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup has participated in the preparation of PetroChina’s publicly available documents and neither has made any due diligence investigation or inquiry of PetroChina in connection with the offering of the PACERS. We make no representation that the publicly available information about PetroChina is accurate or complete.

The PACERS represents obligations of Citigroup Funding and Citigroup only. PetroChina is not involved in any way in this offering and has no obligation relating to the PACERS or to holders of the PACERS.

HISTORICAL DATA ON PETROCHINA ADRs

The PetroChina ADRs are quoted on the New York Stock Exchange under the symbol “PTR.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for PetroChina ADRs, as reported on the New York Stock Exchange, as well as the dividends paid per PetroChina ADR.

	High	Low	Dividends
2000
Quarter
Second	22.5625	14.2500	0.0000
Third	26.2500	18.8750	0.0000
Fourth	23.0000	15.8750	0.7128
2001
Quarter
First	18.7900	15.7500	0.0000
Second	23.6000	17.3000	0.0000
Third	21.2100	18.4000	0.9948
Fourth	19.3700	16.6000	0.8395
2002
Quarter
First	21.0800	17.9000	0.0000
Second	22.4800	19.2300	0.0000
Third	21.9900	19.1700	0.6076
Fourth	20.7500	18.4000	0.6056
2003
Quarter
First	21.8900	19.1000	0.0000
Second	31.0000	20.5600	0.8452
Third	36.0400	27.1000	0.0000
Fourth	58.2000	33.3300	1.2031
2004
Quarter
First	63.7000	46.9000	0.0000
Second	51.2800	41.2800	0.9586
Third	53.9000	45.7600	0.0000
Fourth	57.1200	51.9900	1.4007
2005
Quarter
First	65.7000	51.0500	0.0000
Second	74.9500	59.2500	1.7850
Third	95.6000	73.6400	0.0000
Fourth (through October 25, 2005)	84.2200	72.4400	1.9490

The closing price of PetroChina ADRs on October 25, 2005 was $76.74.

According to PetroChina’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004, as of December 31, 2004, there were 17,582,418,000 H shares outstanding.

Holders of PACERS will not be entitled to any rights with respect to PetroChina ADRs (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving PetroChina ADRs at maturity, if applicable.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of the PACERS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase the PACERS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the PACERS (a “U.S. Holder”). This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold the PACERS as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar, (iv) persons that do not hold the PACERS as capital assets or (v) persons that did not purchase the PACERS in the initial offering.

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary. Moreover, this summary does not address the effects of any applicable state, local or foreign tax laws.

This summary also does not address tax consequences specific to PetroChina ADRs except where otherwise stated. Before acquiring a PACERS, prospective investors should consult other publicly available sources of information concerning the tax treatment of PetroChina ADRs. The following discussion assumes that PetroChina is not a passive foreign investment company. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the PACERS would differ significantly from the consequences described below.

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PACERS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the PACERS and no assurance can be given that the IRS will agree with the conclusions expressed herein. It is possible that the IRS could seek to characterize the PACERS in a manner that results in tax consequences different from those described below. ACCORDINGLY, A PROSPECTIVE INVESTOR IN THE PACERS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PACERS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In General

In purchasing a PACERS, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, PetroChina ADRs under which an amount equal to the purchase price of the PACERS is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the derivative financial instrument. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the PACERS, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Under the above characterization of the PACERS, if Citigroup Funding delivers PetroChina ADRs at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the PetroChina ADRs by application of the monies received by Citigroup Funding in respect of the PACERS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder’s tax basis in the PACERS (less the portion of the tax basis of the PACERS allocable to any fractional share, as described in the next paragraph). A U.S. Holder’s tax basis in a PACERS generally will equal such Holder’s cost for that PACERS. A U.S. Holder’s holding period for PetroChina ADRs received at maturity will begin on the day following the receipt of such stock.

A U.S. Holder will recognize gain or loss (which may be treated as short-term capital gain or loss without regard to such Holder’s holding period for the PACERS) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the PACERS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If, as a result of one or more dilution adjustments, at maturity Citigroup Funding delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation under the PACERS, although not free from doubt, the U.S. Holder should allocate its cash deposit pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s basis in any Marketable Securities received would equal the pro rata portion of its deposit allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

Under the above characterization of the PACERS, upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS by a U.S. Holder, the U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and the U.S. Holder’s tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the PACERS for more than one year at the time of disposition.

Possible Alternative Treatment

Due to the absence of authority as to the proper characterization of the PACERS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the PACERS as derivative financial instruments and the tax treatment described above. In particular, because a holder will be entitled to cash (or, in certain limited cases, PetroChina ADRs with a trading value) equal to or greater than the amount of the initial purchase price paid for PACERS unless (i) the trading price of PetroChina ADRs at the close of trading on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $49.88 (approximately 65% of the Initial ADR Price) and (ii) the trading price of PetroChina ADRs at the close of trading on each Trading Day within each Call Determination Period, and on the maturity date, is less than the Initial ADR Price, the IRS could seek to analyze the federal income tax consequences of owning PACERS under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The PACERS are expected to provide economic returns that are linked to the performance of PetroChina ADRs, and offer no assurance that a holder’s investment will be returned to the holder. The PACERS also are payable in certain circumstances by the delivery of PetroChina ADRs. Further, based on the historical performance of PetroChina ADRs, a holder may receive economic returns on the PACERS that are substantially lower or higher than the holder’s investment therein and the amounts payable if the PACERS are called substantially exceed a conventional interest rate return. Accordingly, Citigroup Funding believes that it is reasonable to treat the PACERS for U.S. federal income tax purposes, not as debt instruments, but as derivative financial instruments in respect of which holders have deposited a fixed amount of cash with Citigroup Funding. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the PACERS, then, among other matters, a U.S. Holder would be required to include in income each year an accrual of interest at a comparable yield for a comparable non-contingent PACERS issued by Citigroup Funding even though the holder will be entitled to no payments until the maturity of the PACERS. In addition, gain realized by a holder upon the mandatory redemption, sale or other taxable disposition of a PACERS (including as a result of payments made at maturity) generally would be characterized as ordinary income, rather than as short- or long-term capital gain (depending on whether the PACERS has been held for more than one year).

Even if the Contingent Payment Regulations do not apply to the PACERS, it is possible that the IRS could seek to characterize the PACERS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the PACERS, it is possible, for example, that a PACERS could be treated as including a debt instrument and a derivative financial instrument or two or more options.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the PACERS on a current basis. The IRS and U.S. Treasury Department recently issued proposed regulations that require current accrual of income with respect to contingent nonperiodic payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released. While the proposed regulations do not apply to derivative financial instruments other than notional principal contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the PACERS.

Some or all of the net long-term capital gain arising from certain “constructive ownership” transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to derivative financial instruments in respect of the stock of most corporations, including the PACERS, assuming PetroChina is not, and will not become at any time during the term of the PACERS, a passive foreign investment company for U.S. federal income tax purposes. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include derivative financial instruments in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on an underlying asset from the scope of “constructive ownership” transactions. This category may include the PACERS. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

Non-United States Persons

A “Non-U.S. Holder” is a holder of the PACERS that is a non-resident alien individual or a foreign corporation.

In the case of a Non-U.S. Holder of the PACERS, any payments made with respect to the PACERS will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the mandatory redemption, sale or other disposition of the PACERS by a Non-

U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the PACERS should see the discussion relating to U.S. Holders of the PACERS, above.

Estate Tax

If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the PACERS may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the PACERS.

Backup Withholding and Information Reporting

A holder of the PACERS may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING

The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated May 3, 2005, govern the sale and purchase of the PACERS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc., $31,700,000 principal amount of PACERS (3,170,000 PACERS), the payments on which are fully and unconditionally guaranteed by Citigroup.

The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the PACERS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the PACERS if it purchases any of the PACERS.

Citigroup Global Markets Inc. proposes to offer some of the PACERS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the PACERS to certain dealers at the public offering price less a concession not to exceed $0.25 per PACERS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $0.25 per PACERS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $0.25 per PACERS for the PACERS they sell. If all of the PACERS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the PACERS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the PACERS or any security convertible into or exchangeable for the PACERS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

Prior to this offering, there has been no public market for the PACERS. Consequently, the initial public offering price for the PACERS was determined by negotiations between Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the PACERS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the PACERS will develop and continue after this offering.

The PACERS have been approved for listing on the American Stock Exchange under the symbol “CQP,” subject to official notice of issuance.

In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell PACERS, PetroChina ADRs or H shares in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of PACERS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of PACERS, PetroChina ADRs or H shares made for the purpose of preventing a decline in the market price of the PACERS, PetroChina ADRs or H shares while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the PACERS. They may also cause the price of the PACERS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

In order to hedge its obligations under the PACERS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the PACERS — The Market Value of the PACERS May Be Affected by Purchases and Sales of PetroChina ADRs or Derivative Instruments Related to PetroChina ADRs by Affiliates of Citigroup Funding” and “— Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in this prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

We estimate that our total expenses for this offering will be $150,000.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Fundings’ broker-dealer affiliates in connection with offers and sales of the PACERS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the PACERS and any may discontinue any market making at any time without notice, at its sole discretion.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

ERISA MATTERS

Each purchaser of the PACERS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the PACERS through and including the date of disposition of such PACERS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, “ERISA-Type Plans”); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the PACERS.

LEGAL MATTERS

The validity of the PACERS and certain matters relating thereto will be passed upon for Citigroup Funding and Citigroup by Michael S. Zuckert. Mr. Zuckert, General Counsel, Finance and Capital Markets of Citigroup and legal counsel to Citigroup Funding, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the PACERS and the guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

3,170,000

PREMIUM MANDATORY CALLABLE

EQUITY-LINKED SECURITIES

(PACERSSM)

Based upon American Depositary

Receipts of

PetroChina Company Limited

Due October 30, 2008

($10 Principal Amount per PACERS)

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Prospectus Supplement

October 25, 2005

(Including Prospectus

dated May 3, 2005)

Logo of Citigroup